Exhibit 99.1

For Immediate Release

Veracyte Announces Second Quarter 2016 Financial Results

Revenue and Afirma® GEC Volume Each Increased 23%, Compared to the Second Quarter of 2015

Increased In-Network, Contracted Lives to Over 140 Million, Adding Two Key Payers

Conference Call and Webcast Today at 4:30 p.m. Eastern Time

SOUTH SAN FRANCISCO, Calif., August 3, 2016 --- Veracyte, Inc. (NASDAQ: VCYT) today announced financial results for the second quarter ended June 30, 2016 and provided an update on recent business progress. For the second quarter of 2016, revenue was $14.7 million, an increase of 23%, compared to $11.9 million for the second quarter of 2015. Afirma Gene Expression Classifier (GEC) volume grew to 5,832 tests, an increase of 23%, compared to the same period in 2015. These results bring first-half 2016 revenue to $28.2 million and Afirma GEC volume to 11,184.

“We experienced solid revenue and volume growth for the Afirma GEC as we reached the mid-year mark,” said Bonnie Anderson, Veracyte’s president and chief executive officer. “We demonstrated that our recently announced group-purchasing agreement is already helping to drive expanded payer contracts and reimbursement for the Afirma GEC, as we signed in-network contracts with two key payers. Additionally, our Percepta® Bronchial Genomic Classifier is now poised for Medicare coverage by the end of the year, buoyed by a robust package of clinical evidence. We also remain on track to launch our Envisia™ classifier in the fourth quarter of this year, which we believe will transform the diagnosis of idiopathic pulmonary fibrosis.”

Second Quarter 2016 Financial Results

•
Operating expense for the second quarter of 2016 was $25.2 million, compared to $21.0 million for the comparable period in 2015. Operating expense included cost of revenue of $6.3 million for the second quarter of 2016 versus $5.1 million for the comparable period in 2015.

•	Net loss for the second quarter of 2016 was $11.2 million, or $0.40 per common share, compared to a net loss of $9.1 million, or $0.35 per common share, for the same period in 2015.

•	Cash burn for the quarter was $8.5 million, of which $2.1 million was paid to Sanofi Genzyme under our co-promotion agreement, which will terminate on September 9, 2016.

•
Cash and cash equivalents as of June 30, 2016 totaled $39.0 million. In addition, Veracyte’s option on a second tranche of $15.0 million in debt financing gives the company access to approximately $54.0 million at the end of the second quarter.

Second Quarter and Recent Business Highlights

Afirma Growth and Reimbursement Progress:

•
Signed in-network contracts with two Blues payers, with over 11 million members combined, representing the first such contracts to follow the recent execution of a network-wide group-purchasing agreement and bringing the total number of contracted lives to over 140 million.

•	Expanded the clinical utility evidence for the Afirma GEC, further establishing the test as the new standard of care:

•
Data presentations at ENDO 2016 included a meta-review of 13 studies involving more than 1,800 Afirma GEC patients, which demonstrated that use of the genomic test significantly reduced unnecessary surgeries among thyroid nodule patients with indeterminate cytopathology.

Advancement of Pulmonology Products:

•
Solidified the evidence to support a Medicare coverage decision for the Percepta classifier with four presentations at the American Thoracic Society (ATS) 2016 International Conference in May, including:

•
Two clinical utility studies suggesting the test’s ability to significantly reduce unnecessary, invasive procedures among patients with potential lung cancer whose bronchoscopy results were inconclusive. Findings from one study were also published in BMC Pulmonary Medicine.

•	Advanced the Envisia classifier toward planned fourth-quarter launch with four presentations at ATS, including:

•
Findings showing that, in an independent test set, Veracyte’s prototype genomic classifier was more accurate at identifying patients with usual interstitial pneumonia (UIP) - a pattern whose presence is required for diagnosis of idiopathic pulmonary fibrosis (IPF) - than standard high-resolution CT imaging evaluation alone (sensitivity of 93% versus 26%).

•	Data from a physician survey evaluating the clinical utility of Veracyte’s genomic classifier suggested it has the potential to reduce the need for invasive diagnostic procedures by more than 50%.

2016 Financial Outlook

Veracyte reiterates its 2016 annual revenue guidance of $59 million to $63 million and Afirma GEC test volume in the range of 24,000 to 25,500.

Conference Call and Webcast Details

Veracyte will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss the company’s financial results and provide a general business update. The live webcast and subsequent replay may be accessed by visiting Veracyte's website at http://investor.veracyte.com. Alternatively, please call (855) 541-0980 (U.S.) or (970) 315-0440 (international) to listen to the live conference call. The conference ID number is 47259795. The webcast replay will be available on the company's website approximately two hours following completion of the call.

About Veracyte
Veracyte (NASDAQ: VCYT) is pioneering the field of molecular cytology, offering genomic solutions that resolve diagnostic ambiguity and enable physicians to make more informed treatment decisions at an early stage in patient care. By improving preoperative diagnostic accuracy, the company aims to help patients avoid unnecessary invasive procedures while reducing healthcare costs. Veracyte's Afirma® Thyroid FNA Analysis centers on the proprietary Afirma Gene Expression Classifier (GEC) and is becoming a new standard of care in thyroid nodule assessment. The Afirma test is recommended in leading practice guidelines and is covered for 180 million lives in the United States, including through Medicare and many commercial insurance plans. Veracyte is expanding its molecular cytology franchise to other clinical areas, beginning with difficult-to-diagnose lung diseases. In April 2015, the company launched the Percepta® Bronchial Genomic Classifier, a test to evaluate patients with lung nodules that are suspicious for cancer. In the fourth quarter of 2016, Veracyte plans to launch its second pulmonology product, the Envisia™ classifier, to improve diagnosis of interstitial lung diseases including idiopathic pulmonary fibrosis. For more information, please visit www.veracyte.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our beliefs regarding the drivers of adoption of Afirma, our expectations with respect to the success of our entry into the pulmonology market, our expectations regarding full-year 2016 guidance and forecast for annual GEC test volume, and the value and potential of our technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our limited operating history and history of losses; our ability to increase usage of and reimbursement for Afirma and to obtain reimbursement for any future products we may develop or sell; our ability to continue our momentum and growth; our dependence on a few payers for a significant portion of our revenue; the complexity, time and expense associated with billing and collecting from payers for our tests; laws and regulations applicable to our business, including potential regulation by the Food and Drug Administration or other regulatory bodies; our dependence on strategic relationships and our ability to successfully convert new accounts resulting from such relationships; our ability to develop and commercialize new products and the timing of commercialization; our ability to successfully achieve adoption of and reimbursement for our Percepta Bronchial Genomic Classifier; our ability to achieve sales penetration in complex commercial accounts; the occurrence and outcome of clinical studies; the timing and publication of study results; the applicability of clinical results to actual outcomes; our inclusion in clinical practice guidelines; the continued application of clinical guidelines to our products; our ability to compete; our ability to obtain capital when needed; and other risks set forth in the company's filings with the Securities and Exchange Commission, including the risks set forth in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.

Veracyte, Afirma, Percepta, Envisia, the Veracyte logo, and the Afirma logo are trademarks of Veracyte, Inc.

VERACYTE, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$14,675	$11,908	$28,225	$23,126
Operating expenses:
Cost of revenue	6,301	5,139	12,580	9,705
Research and development	4,267	3,103	7,728	5,890
Selling and marketing	8,263	6,937	15,329	12,557
General and administrative	6,071	5,536	12,299	11,334
Intangible asset amortization	267	267	534	267
Total operating expenses	25,169	20,982	48,470	39,753
Loss from operations	(10,494)	(9,074)	(20,245)	(16,627)
Interest expense	(785)	(90)	(1,152)	(177)
Other income, net	36	28	79	58
Net loss and comprehensive loss	$(11,243)	$(9,136)	$(21,318)	$(16,746)
Net loss per common share, basic and diluted	$(0.40)	$(0.35)	$(0.77)	$(0.69)
Shares used to compute net loss per common share, basic and diluted	27,859,918	26,048,934	27,838,955	24,304,022

VERACYTE, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$38,993	$39,084
Accounts receivable, net	3,387	3,503
Supplies inventory	3,502	3,767
Prepaid expenses and other current assets	1,395	1,442
Restricted cash	120	118
Total current assets	47,397	47,914
Property and equipment, net	10,937	10,314
Finite-lived intangible assets, net	14,666	15,200
Goodwill	1,057	1,057
Restricted cash	603	603
Other assets	172	159
Total assets	$74,832	$75,247
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,705	$5,085
Accrued liabilities	8,910	8,689
Deferred Genzyme co‑promotion fee	227	948
Total current liabilities	11,842	14,722
Long-term debt	24,671	4,990
Deferred rent, net of current portion	4,566	4,283
Total liabilities	41,079	23,995
Total stockholders’ equity	33,753	51,252
Total liabilities and stockholders’ equity	$74,832	$75,247
(1) The condensed balance sheet at December 31, 2015 has been derived from the audited financial statements at that date included in the Company's Form 10-K filed with the Securities and Exchange Commission dated March 14, 2016.
# # #
Source: Veracyte

Media Contact:
Tracy Morris
650-380-4413
Tracy.Morris@Veracyte.com

Investor Contact:
Pam Lord
Canale Communications
619-849-6003
pam@canalecomm.com